Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS ANNOUNCES
RETIREMENT OF R.C. MILLS
Names William G. Powers and R. Paul Grady to New Management Positions
DALLAS— Feb 15, 2008 — Dallas-based Energy Transfer Partners, L.P. (NYSE:ETP) announced today that R.C. Mills, president of Energy Transfer’s nationwide propane division, will retire effective May 1, 2008.
With a distinguished career in the propane industry that spanned more than 40 years, Mills joined Energy Transfer in 2004 when the company merged its operations with Heritage Propane. He was named president of the propane division in 2005.
In making this announcement, Energy Transfer Chief Executive Officer, Kelcy Warren said, “I would like to extend my sincere appreciation to R.C. for his dedication and diligence, which have been integral to the success of our business. His innovative leadership has been an asset to the Energy Transfer team and his footprint on our business will be visible for years to come.”
As a result of Mills’ retirement, Energy Transfer also announced that William G. (Bill) Powers will succeed Mills as president of the propane division, effective May 1, 2008. Powers joined Energy Transfer in 2004 as a result of the Heritage merger. He most recently served as senior vice president of Energy Transfer’s Eastern U.S. Propane Division Operations. Prior to Energy Transfer, Powers spent 18 years in a number of senior management positions, including chief executive officer of Star Gas Partners, L.P. and president and chief operations officer of Petroleum Heat & Power. He also brings a distinguished academic background to the position with a Bachelor of Arts degree in American Studies from Notre Dame and a Master of Business Administration degree from the University of Vermont.
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Energy Transfer also announced the promotion of R. Paul Grady to senior vice president and chief operations officer of the propane division effective May 1, 2008. Currently, Grady is the senior vice president and co-chief operations officer of Energy Transfer’s Western U.S. Propane Operations. Prior to joining ETP, he was with Titan Propane as chief operating officer. He also held numerous leadership positions with Amerigas. Grady graduated from Stetson University with a Bachelor of Arts degree in Marketing and Management and went on to graduate Cum Laude with a Juris Doctorate from Stetson’s College of Law.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (main)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
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